SUB-ITEM 77C


               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


                           AIM TAX-EXEMPT FUNDS, INC.


A Special Meeting of Shareholders of AIM Tax-Exempt Bond Fund of Connecticut, a portfolio of AIM Tax-Exempt Funds, a Delaware business trust, was held on August 17, 2001. The meeting was held for the following purpose:

(1) To approve an Agreement and Plan of Reorganization that provides for the combination of AIM Tax-Exempt Bond Fund of Connecticut, a portfolio of AIM Tax-Exempt Funds, with AIM Municipal Bond Fund, a portfolio of AIM Investment Securities Funds.

For a more detailed description of the proposal that was submitted to the shareholders, please see the attached proxy statement (attached hereto as Attachment A). The results of the voting on the above matter were as follows:

                                                        Votes       Withheld/
                MATTER                  Votes For      Against     Abstentions
                                        ---------      -------     -----------

(1)  To approve an Agreement and
     Plan of Reorganization that
     provides for the combination
     of AIM Tax-Exempt Bond Fund
     of Connecticut, a portfolio
     of AIM Tax-Exempt Funds, with
     AIM Municipal Bond Fund, a
     portfolio of AIM Investment
     Securities Funds...................1,465,274      290,023       16,185